SCG FINANCIAL ACQUISITION CORP. COMMON STOCK AND WARRANTS
TO COMMENCE TRADING SEPARATELY ON JUNE 3, 2011

CHICAGO, June 2, 2011 —/PRNewswire/ - SCG Financial Acquisition Corp. (the “Company”)(OTCBB: SCGQU), an entity sponsored by Gregory H. Sachs (founder and former Chairman and CEO of Deerfield Capital Management), announced today that Lazard Capital Markets, the representative of the underwriters of its initial public offering of units, which was consummated on April 18, 2011, has notified the Company that commencing June 3, 2011, the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units. Those units not separated will continue to trade on the Over-The-Counter Bulletin Board under the symbol “SCGQU” and the common stock and the warrants will trade under the symbols “SCGQ” and “SCGQW”, respectively.

The Company is a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business. The Company will not be required to make an acquisition in a particular industry or geographic region or of a minimum transaction value.

Lazard Capital Markets LLC acted as sole book-running manager of the offering. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), acted as co-manager of the offering.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on April 8, 2011. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from:

Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, NY 10020
Attn: Syndicate Department
Telephone: (800) 542-0970
Facsimile: (212) 632-6984

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Company Contact:
SCG Financial Acquisition Corp. Investor Relations (312) 784-3960